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                                                                     Exhibit 8.2

                                                             1301 K Street, N.W.
                                                         Suite 1100 - East Tower
                                                     Washington, D.C. 20005-3373
                                                                    202.414.9200
                                                                Fax 202.414.9299



                                  _______ __, 2003


Corporate Property Associates International Incorporated
50 Rockefeller Plaza
New York, New York  10020

         Re:  Corporate Property Associates International Incorporated

Ladies and Gentlemen:

         Corporate Property Associates International Incorporated (the "Company") intends to make a public offering of 32,500,000 shares of its common stock, $.001 par value (the "Shares"). The Company has requested our opinion as to whether, pursuant to the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001-1461 ("ERISA"), the assets of the Company would be treated as the assets of an employee benefit plan by virtue of a plan's purchase of Shares.

         In rendering our opinion, we have reviewed the Registration Statement on Form S-11, Registration No. 333-107419 (the "Registration Statement"), and the prospectus (the "Prospectus") included therein, as filed by the Company with the Securities and Exchange Commission (the "SEC"), and the Company's Articles of Incorporation and Bylaws, each as amended (if amended). We have assumed the authenticity of the documents provided as of the date hereof and have not attempted to verify independently any factual information. We also have relied on the representations, covenants and warranties contained in the letter to us from the Company dated _______, 2003, a copy of which is attached as Exhibit A (the "Representation Letter").

         For the reasons described below, it is our opinion (based upon our review as set forth above and subject to the qualifications, limitations and assumptions set forth herein) that the assets of the Company should not constitute "plan assets" for purposes of ERISA.

I.       The Company

         The Company is a corporation organized under the laws of the State of Maryland. It is intended to carry on its business as a real estate investment trust ("REIT") and elect to be taxed as a REIT for Federal income tax purposes.

                            [REED SMITH LETTERHEAD]
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Corporate Property Associates International Incorporated              Reed Smith
________ __, 2003
Page 2


         For the Company to qualify as a REIT, and thereby receive special treatment for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), it must meet a series of requirements described in section 856 of the Code. One of these requirements is that the entity not be "closely held." Code Section 856(a)(6). An entity is considered "closely held" if, at any time during the last half of the taxable year, more than 50 percent of the value of the entity's stock is owned directly or indirectly by five or fewer individuals. Code Section 856(h) (by reference to Code Section 542(a)(2)). An additional requirement is that the beneficial ownership of the REIT must be evidenced by transferable shares, or by transferable certificates of beneficial interest. Code Section 856(a)(2).

         Many entities seeking to qualify as a REIT impose ownership limits and transfer restrictions on their shareholders that are designed to prevent the entity from becoming "closely held," as illustrated in several private letter rulings affirming the use of such limitations and restrictions. See, e.g., Private Letter Rulings 9534022 (May 31, 1995) and 9621032 (Feb. 26, 1996). Such
ownership limits are typically between five percent and 9.99 percent. See Carnevale, de Bree, Schneider & Witt, 742-2nd T.M., Real Estate Investment Trusts A-6.

         Article VII of the Company's Articles of Incorporation imposes limitations on ownership of the Shares. Pursuant to Article VII (a) thereof, no person may have ownership of more than 9.8 percent of the issued and outstanding Shares, or such other amount as determined by the directors of the Company pursuant to the Company's Bylaws. Further, no Shares or other subsequently issued securities of the Company may be accepted, purchased, or otherwise acquired by a person if such issuance or transfer would result in the person who is accepting, purchasing or otherwise acquiring such Shares to hold Shares in excess of the maximum ownership limitation. Article VII(b) of the Company's Articles of Incorporation provides that if any Shares are accepted, purchased or otherwise acquired in such a manner as to result in a violation of Article VII(a), the issuance or transfer is valid only with respect to such amount of Shares as does not result in such a violation, and is null and void with respect to the other Shares. If the directors of the Company discover that a shareholder owns Shares in excess of the ownership limitation, they may cause the Company to immediately redeem any excess Shares or grant the shareholder 30 days to dispose of the excess Shares. Any shareholder who knowingly holds Shares in excess of the ownership limitation and thereby causes the Company to lose its status as a REIT is required to indemnify the Company for the full amount of any resulting damages and expenses.

         Provisions of the Company's Bylaws further implement these restrictions. Under Section 6.4 of the Bylaws, if the directors are at any time and in good faith of the opinion that direct or indirect ownership of Shares has or may become concentrated to an extent that would prevent the Company from qualifying as a REIT, they have the power to prevent the transfer of and/or call for redemption of Shares. Under Section 6.5 of the Bylaws, if the directors are of the opinion that any proposed transfer of Shares or exercise of warrants for Shares would jeopardize the status of the Company as a REIT under the Code, they may refuse to permit the transfer or exercise. Section 6.5 also gives the directors the authority to lower the ownership limit under Article VII(a) of the Articles of Incorporation in order to preserve the Company's status as a REIT under the Code.

         According to the Prospectus, the minimum investment in the Company will be 200 Shares at $10 per Share, or $2,000.
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Corporate Property Associates International Incorporated              Reed Smith
________ __, 2003
Page 3


         The Company represents that: (1) Following the offering, the Shares will be owned by 100 or more persons who are independent of the Company and one another; and (2) a registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be filed within 120 days of December 31, 2003, the end of the Company's 2003 fiscal year.

II.      ERISA and the Plan Asset Regulation

         ERISA imposes a series of fiduciary responsibility requirements on those who exercise discretionary authority or discretionary control respecting the management of an employee benefit plan or exercise any authority or control respecting management or disposition of its assets, as well as those who render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan, or have any authority or responsibility to do so. ERISA Section 3(21)(A)(i)-(ii) (defining the term "fiduciary"). These fiduciary responsibility provisions are found in Title I, Subtitle B, Part 4 of the statute. They include general fiduciary responsibilities of loyalty and prudence (ERISA Section 404) and a prohibition on engaging in specified types of transactions (ERISA Section 406, Code Section
4975).

         The ERISA fiduciary rules apply by their terms to the exercise of authority or control over "plan assets." The issue that arises is the extent to which investments held indirectly by a plan - specifically the assets of an entity, such as a corporation or limited partnership, in which a plan invests - would be treated as "plan assets" under ERISA, making the persons who manage and operate the entity into ERISA fiduciaries obligated to comply with the general fiduciary responsibility and prohibited transaction rules. By contrast, if an investment vehicle in which a plan invests does not contain "plan assets," the operation and management of that vehicle generally will not be subject to these rules.

         While the statute does not define the term "plan assets," a regulation issued by the U.S. Department of Labor ("DOL") - 29 C.F.R. Section 2510.3-101 (the "Plan Asset Regulation") - describes when a plan's investment in another entity will cause the assets of that other entity to constitute plan assets. According to the regulation, when a plan invests in another entity, the plan's assets generally include its investment in such entity but do not, solely by reason of such investment, include any of the underlying assets of the entity. If the investment is in an equity interest, though, this general rule applies only if one of certain alternative tests is satisfied.

         One of these alternative tests is that the equity interest be a "publicly-offered security." See 29 C.F.R. Section 2510.3-101(a)(2). 29 C.F.R. Section 2510.3-101(b)(2) defines a "publicly-offered security" as a security that is

         (i)      Freely transferable,

         (ii) Widely held (defined in 29 C.F.R. Section 2501.3-101(b)(3) as a class of securities that is owned by 100 or more investors independent of the issuer and one another), and

         (iii) Sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, and where the class of securities
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Corporate Property Associates International Incorporated              Reed Smith
________ __, 2003
Page 4


                  is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.



III.     Satisfaction of the "Publicly-Offered Security" Definition

         It is our understanding that the conditions of the "publicly-offered security" definition will be satisfied following the offering, as described in the following discussion.

         A.       Freely Transferable

         According to 29 C.F.R. Section 2510.3-101(b)(4), whether a security is "freely transferable" is a factual question to be determined based on all the relevant facts and circumstances. If the minimum investment is $10,000 or less, however, several factors ordinarily will not, alone or in combination, affect a finding that the securities are freely transferable. One such factor is any restriction on any transfer that would result in a termination or reclassification of the entity for federal or state tax purposes, or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law. Id. Section 2510.3-101(b)(4)(iii); see also ERISA Advisory Opinion 89-14A (Aug. 2, 1989) (holding that a transfer restriction that is drafted to avoid reclassification of a partnership as a publicly traded partnership under the Code would qualify as the type of restriction contemplated by this provision of the Plan Asset Regulation).

         The minimum investment in the Shares is $2,000. The only restrictions on transfer of the Shares that appear in the Company's Articles and Bylaws are designed to preserve the classification of the Company as a REIT for federal income tax purposes. These restrictions therefore fall into the category of restrictions on any transfer that would result in a termination or reclassification of the entity for federal tax purposes, which are permitted under the Plan Asset Regulation without affecting a finding of free transferability.

         In ERISA Advisory Opinion 89-14A, DOL noted that under the Plan Asset Regulation, whether a security is "freely transferable" is ultimately a factual question, to be determined on the basis of all relevant facts and circumstances. Regulation Section 2510.3-101(b)(4) "merely establishes a presumption that securities will be considered freely transferable, notwithstanding the existence of enumerated restrictions, where they are part of an offering in which the minimum investment is $10,000 or less."

         Based on our review of the documents provided to us, there do not appear to be any facts or circumstances that would restrict transferability of the Shares so as to override the presumption that the Shares are freely transferable. Therefore, the Shares should be "freely transferable" within the meaning of the Plan Asset Regulation.
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Corporate Property Associates International Incorporated              Reed Smith
________ __, 2003
Page 5


         B.       Widely Held

         As represented by the Company, following the offering, the Shares will be owned by 100 or more persons who are independent of the Company and one another. Assuming the accuracy of this representation, this criterion would be satisfied following the offering.

         C.       1933 and 1934 Act Registration

          The Shares are to be sold to plans as part of an offering of securities to the public pursuant to an effective registration statement on Form S-11. According to the Representation Letter, a Form 8-A will be filed with the SEC registering the Shares under the Exchange Act within 120 days of December 31, 2003, the end of the Company's 2003 fiscal year, which is the fiscal year of the Company during which the offering of the Shares to the public will have occurred. Assuming the accuracy of this representation, this criterion would be satisfied following the offering.

IV.      Conclusion

         Therefore, based on and subject to the foregoing, including the representations provided by the Company, we are of the opinion that as of the date hereof:

                  (1) Assuming the offering takes place as described in the Registration Statement (including the Prospectus), the Shares should constitute "publicly-offered securities," as that term is used in the Plan Asset Regulation, such that the underlying assets of the Company should not be considered to be plan assets by virtue of an employee benefit plan's purchase of Shares; and

                  (2) The discussions contained in the portions of the Prospectus entitled "Risk Factors--Special considerations for pension or profit-sharing trusts, Keoghs or IRAs" and "ERISA Considerations" accurately reflect the relevant state of the law affecting employee benefit plans and their fiduciaries.

         This opinion is premised on the facts, representations and assumptions described herein, and variations from those facts, representations and assumptions may affect our conclusion. Furthermore, this opinion is based on existing law, which is to a large extent the result of a regulation by DOL. No assurance can be given that administrative opinions or judicial decisions may not be forthcoming that would modify or be contrary to the conclusions expressed in this opinion. We assume no obligation to advise you of any further changes in this opinion arising out of any changes in law or authority or in the facts upon which this opinion is based.

         The opinion is expressed as of the date hereof only. It is limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated herein to be our opinion.

         This opinion may be relied upon only by the addressee hereof and investors purchasing Shares pursuant to the Registration Statement, and may not be quoted or relied upon by any other person, firm or entity or used for any other purpose; provided, however, that we
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Corporate Property Associates International Incorporated              Reed Smith
________ __, 2003
Page 6


consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "ERISA Considerations" and "Risk Factors" therein concerning this opinion.

                                          Sincerely,


                                          REED SMITH  LLP

Attachment - Exhibit A (Representation Letter)